UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A
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Walter Energy, Inc.
(Name of Registrant as Specified in Its Charter)

Audley European Opportunities Fund Ltd.
(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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On April 18, 2013, Audley Capital Advisors LLP issued the following press release:

AUDLEY CAPITAL HIGHLIGHTS SUPERIOR QUALIFICATIONS OF ITS DIRECTOR NOMINEES
AGAINST CERTAIN CURRENT WALTER ENERGY BOARD MEMBERS

Believes Audley Capital’s Director Nominees Possess Needed Industry and Capital Markets Experience

New York, April 18, 2013 – Audley Capital Advisors LLP (including certain related funds and investment vehicles, “Audley Capital”) today reiterated the overall strength of its five highly-qualified and experienced nominees for election to the Board of Directors of Walter Energy, Inc. (NYSE: WLT) (TSX: WLT) (“Walter Energy” or “the Company”) at the Company’s upcoming 2013 Annual Meeting of Stockholders on April 25, 2013.

Julian Treger, Managing Partner of Audley Capital Advisors, said, “We believe that the Board has been dominated for too long by a clique of long-time directors who have not worked in the best interest of stockholders.  At this most critical time in Walter Energy’s history, we believe that there is a substantial lack of mining and public market experience among the current Board members.  With a significant leveraged bet on met coal price recovery, we think the Board has put the Company in an extremely precarious position.  Met coal pricing continues to be under pressure and the Company may be forced later this year to seek working capital.  Left to what we see as the continued poor decision-making by the current Board, we believe stockholders will pay the price.”

Added Treger, “As we have said since the beginning of our election campaign, one of the initiatives our nominees would pursue is the disposition of non-core assets and other strategic alternatives.  They would work to avoid significant stockholder dilution and seek the means to shore up working capital to maintain and invest in assets that have a superior production and cost profile.  These are hard decisions that require experience to construct and skill to execute.  Our nominees stand ready to support Walter Energy and work with a reconstituted Board to protect Walter Energy’s value and shape it for the future.”

Audley Capital recommends that stockholders vote against the following five directors at the next Annual Meeting of Stockholders:

1) Mr. Michael T. Tokarz
2) Mr. Jerry W. Kolb
3) Mr. Joseph B. Leonard
4) Mr. Bernard G. Rethore
5) Mr. A.J. Wagner

Added Treger, “We believe these individuals have been on the Board for too long, with an average tenure of 12 years, and lack relevant mining experience.  Furthermore, four of these five directors are members of a group of interlocking directors with Mueller Water Products, Inc., including Mr. Tokarz who has served on the Walter Energy Board for 26 years, and in our view lack a diversity of independent views.  We urge stockholders to support change and vote the gold proxy to elect Audley Capital’s director nominees.”

Audley Capital is providing stockholders with an opportunity to elect five sophisticated and experienced new Board members that will bring significant and, in our view, necessary mining and public company experience to the Walter Energy Board.

Audley Capital’s director nominees are:

Audley Capital Director Nominee	Relevant Experience And Qualifications

Lawrence Clark, Jr.
• Serves as President and CEO of thermal coal operator
• Managing Member of a corporate advisory business catering to small and middle market resource and energy companies
• Actively participated in numerous financial restructurings

Mark Lochtenberg
• Extensive global mining experience from serving as Executive Chairman of
   Cockatoo Coal Limited and co-head of Glencore International AG’s worldwide coal division
• Relevant financial experience through 13 years at Glencore’s commodity trading concern
• Other board memberships and executive experience in the mining sector

Eddie Scholtz
• 40 years of international experience in the mining industry, including in South America and Africa
• Served in various executive capacities, including President and COO, at BHP
   Billiton, overseeing one of the largest coal businesses in the world
• Significant experience and expertise at publicly-listed companies

Robert Stan
• 30+ years of coal industry operations experience
• Direct leadership experience having served as CEO of Grande Cache Coal
   Corporation and two terms as Chairman of the Coal Association of Canada
• Extensive relevant transactional experience

Julian Treger	• Long-time stockholder activist in the mining space and co-founder of one of Europe’s first activist funds • Directly involved in turnaround of Western Coal and uncovering value at UK Coal

Audley Capital urges stockholders to vote FOR its five director nominees by immediately completing and returning the GOLD proxy card or by submitting proxies by telephone or through the Internet.  Investors that have any questions or need assistance voting their shares should call Audley Capital’s proxy solicitor, Okapi Partners LLC, at (877) 208-8903.

Additional Information

Further information regarding the director nominees and other persons who may be deemed participants, and other matters, are set forth in a definitive proxy statement filed with the Securities and Exchange Commission (“SEC”). SHAREHOLDERS OF THE COMPANY ARE STRONGLY ADVISED TO READ THAT PROXY STATEMENT, BECAUSE IT INCLUDES IMPORTANT INFORMATION. THE PROXY STATEMENT IS BEING SENT TO SHAREHOLDERS BY OR ON BEHALF OF PARTICIPANTS, AND IS ALSO AVAILABLE AT NO CHARGE ON THE SEC’S WEBSITE AT http://www.sec.gov.

Contacts

Investors:

Audley Capital Advisors LLP
Julian Treger, Managing Partner
+44 20 7529 6900

Okapi Partners LLC
Bruce Goldfarb/Charles Garske/Patrick McHugh
212-297-0720

Media:

Sard Verbinnen & Co
Dan Gagnier/Brian Shiver
212-687-8080